Credit Suisse Health Sciences Fund
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended August 31, 2002


Portfolio:			Credit Suisse Health Sciences Fund


Security:			Medical Staffing Network


Date Purchased:			04/17/02


Price Per Share:		$19.00


Shares Purchased
by the Portfolio *:		3,000


Total Principal Purchased
by the Portfolio *:		$57,000


% of Offering Purchased
by the Portfolio:		0.00467%


Broker:				Lehman Brothers Inc.


Member:				CS First Boston